POPULAR, INC.                                                                                                       Exhibit 99.1

Contact:

Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:
Teruca Rullán
Senior Vice President
Global Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Earnings for the Quarter ended March 31, 2005

San Juan, Puerto Rico, Thursday, April 14, 2005– Popular, Inc.’s (the “Corporation”) (NASDAQ: BPOP, BPOPO) net income for the first quarter of 2005 reached $162.9 million, from $118.5 million in the first quarter of 2004, an increase of $44.4 million, or 37%. The results for the first quarter of 2005 included $51.3 million in gains on sale of investment securities, mainly marketable equity securities, compared with $13.0 million in the same period of 2004. Earnings per common share (EPS) for the quarter ended March 31, 2005, basic and diluted, after the cumulative effect of accounting change, were $0.60, compared with $0.43 in the first quarter of 2004, an increase of 40%. Basic EPS for the quarter ended March 31, 2005, before the cumulative effect of accounting change, were $0.59, while the diluted EPS were $0.58. All references to the 2004 numbers of common shares and per share amounts have been restated to reflect the two-for-one stock split in the form of a stock dividend effective on July 8, 2004. Net income for the first quarter of 2005 represented a return on assets (ROA) of 1.43% and a return on common equity (ROE) of 21.62%, compared with 1.29% and 17.95%, respectively, for the same period in 2004. This press release should be read in conjunction with the accompanying table which is an integral part of this analysis.

The improvement in the Corporation’s net income for the quarter ended March 31, 2005, compared with the same period in the previous year, reflected increases in net interest income of $26.6 million and non-interest income of $60.4 million, including the aforementioned gains on sale of investment securities, while the provision for loan losses decreased by $0.3 million. These favorable variances were partially offset by increases in operating expenses of $37.1 million and income taxes of $9.4 million.

In the normal course of business, except for the Corporation’s banks and the parent holding company, the Corporation has utilized a one-month lag in the consolidation of the financial results of its other subsidiaries (the “non-banking subsidiaries”), mainly to facilitate timely reporting. In 2005, the Corporation commenced a plan at these non-banking subsidiaries to change to a calendar reporting year-end. The impact of this change in net income of $3.6 million was included as a cumulative effect of a change in accounting principle in the Corporation’s consolidated financial results for the quarter ended March 31, 2005, and corresponds to the financial results for the month of December 2004 of the non-banking subsidiaries which implemented the change in this reporting period.

“The rapid increase in short-term rates and the flattening yield curve has compressed our margins,” indicated Richard L. Carrión, President and Chief Executive Officer. “We are putting in place various strategies to address this situation going forward.”

The increase in net interest income resulted mostly from a $7.7 billion increase in average earning assets for the quarter ended March 31, 2005, compared with the same period in the previous year, mostly associated with increases of $2.8 billion in commercial loans, $2.6 billion in mortgage loans, and $817 million in consumer loans. This growth includes the impact of the acquisitions of Quaker City Bank and Kislak Financial Corporation in the U.S. mainland, mainly in real estate secured loans. Also, there was an increase of $1.5 billion in investment securities, mainly U.S. Agencies and mortgage-backed securities. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits, which rose $4.6 billion and $2.8 billion, respectively. Also, non-interest bearing sources of funds, including demand deposits and other funds, increased $273 million. The net interest yield for the first quarter of 2005 was 3.36% compared with 3.80% for the quarter ended March 31, 2004. The decrease in the net interest yield was mainly due to an increase of 47 basis points in the average cost of interest bearing liabilities, principally due to an increase in the cost of short-term borrowings reflecting the upward trend that resulted from revisions in the interest rate scenario by the Federal Reserve (FED) commencing in June 2004. During the quarter ended March 31, 2005, the FED increased the federal funds rate an additional 50 basis points, which together with increases experienced in 2004, brought the federal funds rate from 1.00% in March 2004 to 2.50% in March 2005. The yield on earning assets for the quarter ended March 31, 2005 remained stable compared with the same period in the previous year.  The yield in the Corporation’s commercial loan portfolio was favorably impacted by the rising interest rate scenario due to a higher proportion of commercial loans with floating rates. This was offset in part by lower yields in mortgage loans due to the flattening of the yield curve and its impact in new volumes, and by the implementation of risk-based pricing strategies in consumer loans. The net interest yield for the quarter ended December 31, 2004 was 3.51%.

The provision for loan losses totaled $44.3 million or 115% of net charge-offs, for the first quarter of 2005, compared with $44.7 million or 112% of charge-offs, respectively, in the same period of 2004. Net charge-offs for this quarter totaled $38.5 million or 0.55% of average loans held-in-portfolio, compared with $40.0 million or 0.70% in the first quarter of 2004. This decline in net charge-offs was mainly in consumer loans which decreased by $4.1 million and in commercial and construction loans which decreased by $1.8 million, principally offset by higher net charge-offs in the mortgage loan portfolio held-for-investment of $3.7 million.

The increase in non-interest income for the quarter ended March 31, 2005, compared with the same period in 2004, was mostly associated with higher gains in the sale of investment securities of $38.3 million. Also, service charges on deposit accounts and other service fees increased on a combined basis by $12.1 million, mostly attributed to higher insurance commissions, credit card fees due to transactional volume and service charges on deposit accounts. The latter was principally associated with the banking operations acquired, revisions to service charges and deposit marketing initiatives in the U.S. mainland. Gains on sale of loans rose $3.5 million, while trading profits also rose by $5.9 million.

Operating expenses totaled $316.8 million for the quarter ended March 31, 2005, an increase of 13%, compared with the same period in 2004. Personnel costs increased by $15.4 million, driven mostly by higher salaries and related taxes, due in part to higher headcount including new operations in the U.S. mainland, incentive compensation, performance and other bonuses. Full-time equivalent employees were 12,398 at March 31, 2005, an increase of 941 employees from the same date in 2004, in part due to the acquisitions. All other operating expenses, excluding personnel costs, increased $21.7 million, or 16%, compared with 2004. The largest increases included professional fees, business promotion, net occupancy, equipment expenses and other general operating expenses, which resulted in part from system conversions and other costs related to the acquisitions in the U.S. mainland, the launching of the new institutional advertising campaign in Puerto Rico, legal expenses, and collection and other credit related costs to support the lending business.

The Corporation’s total assets at March 31, 2005 amounted to $45.2 billion, compared with $38.1 billion at March 31, 2004 and $44.4 billion at December 31, 2004. At March 31, 2005, total loans, including loans held-for-sale, reached $29.4 billion, compared with $23.7 billion on the same date in the previous year. Quaker City Bank and Kislak Financial Corporation contributed approximately $1.5 billion and $0.6 billion in loans, at their respective acquisition dates. Commercial and construction loans rose $2.7 billion, or 31%, since March 31, 2004, while mortgage loans, including loans held-for-sale, increased $2.1 billion, or 20%. At December 31, 2004, total loans, including loans held-for-sale, amounted to $28.7 billion. Investment and trading securities totaled $12.1 billion at March 31, 2005, compared with $11.4 billion and $12.2 billion at March 31, 2004 and December 31, 2004, respectively.

The allowance for loan losses amounted to $448 million at March 31, 2005, or 1.59% of loans held-in-portfolio, compared with $417 million or 1.79% at the same date in 2004, and $437 million or 1.56% at December 31, 2004. The ratio of allowance for loan losses to loans reflects improvement in credit quality trends and a shift in the loan portfolio mix to include a greater proportion of real estate secured loans. Non-performing assets were $640 million or 2.27% of loans held-in-portfolio at March 31, 2005, compared with $609 million or 2.61% at the end of the first quarter of 2004, and $614 million or 2.19% at December 31, 2004. The allowance for loan losses as a percentage of non-performing loans was 77.98% at March 31, 2005, compared with 75.27% at the same date the previous year and 78.89% at December 31, 2004.

Non-performing mortgage loans totaled $402 million or 63% of total non-performing assets and 3.5% of mortgage loans held-in-portfolio at March 31, 2005, compared with $368 million or 60% of total non-performing assets and 3.6% of mortgage loans held-in-portfolio at March 31, 2004. This increase of $34 million, or 9%, in non-performing mortgage loans was associated with higher delinquencies. Mortgage loans net charge-offs as a percentage of average mortgage loans held-in-portfolio were 0.35% for the quarter ended March 31, 2005, compared with 0.26% for the same quarter in the previous year. Non-performing mortgage loans totaled $396 million or 64% of total non-performing assets and 3.3% of mortgage loans held-in-portfolio at December 31, 2004.

Deposits totaled $21.7 billion at March 31, 2005, compared with $18.6 billion at the end of the first quarter of 2004, an increase of $3.1 billion, or 17%. At December 31, 2004, total deposits were $20.6 billion. Quaker City Bank and Kislak Financial Corporation contributed approximately $1.2 billion and $0.7 billion in deposits, at their respective acquisition dates. Demand deposits rose $390 million, while savings and time deposits, including brokered certificates of deposit, increased $1.3 billion and $1.5 billion, respectively, compared with March 31, 2004. Since December 31, 2004, demand deposits rose $84 million, while savings and time deposits increased $348 million and $704 million, respectively. The increase in deposits was also associated with marketing campaigns and sales efforts. Borrowed funds increased $3.7 billion, reaching $19.6 billion at March 31, 2005, from $15.9 billion on the same date the previous year. At December 31, 2004, borrowings amounted to $19.9 billion. The increase in borrowings since March 31, 2004 was mostly comprised of secured borrowings arising in securitization transactions, debt issuances in the form of junior subordinated debentures (trust preferred securities), repurchase agreements and federal funds purchased. At March 31, 2005 stockholders’ equity was $3.1 billion, compared with $2.9 billion at the end of the first quarter of 2004 and $3.1 billion at December 31, 2004.

The market value of the Corporation’s common stock at March 31, 2005 was $24.32 per common share, an increase of 13% over the $21.55 value at the end of the first quarter of 2004. At December 31, 2004 the market value of the common stock was $28.83. The Corporation’s market capitalization at March 31, 2005 was $6.5 billion, compared with $5.7 billion at March 31, 2004 and $7.7 billion at December 31, 2004. At March 31, 2005 the Corporation’s common stock had a book value per share of $10.79, compared with $10.39 at the same date the previous year.

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During the first quarter of 2005, Popular, Inc. entered into a five-year agreement to be the official bank of the New York Mets, the largest sports marketing partnership in the institution’s 111 year history. The agreement includes substantial advertising and community outreach opportunities for Banco Popular, including the operation of all ATM’s at Shea Stadium. In addition, Banco Popular will be involved in community outreach efforts including the co-sponsoring of the Mets’ summer reading program with the New York Public Library and spearheading a large ticket distribution program to community organizations.
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The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida, as well as 130 financial services stores under the name of Popular Cash Express. The Corporation’s finance subsidiary in the United States, Popular Financial Holdings, operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, loan servicing, and an asset acquisitions unit. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, through its financial transaction processing company, EVERTEC. The Corporation is exporting its 111 years of experience through the region while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.  Popular is ranked among FORTUNE magazine’s 2005 100 Best Companies to Work For.

An electronic version of this release can be found at the Corporation’s website, www.popularinc.com.

Popular, Inc.

Financial Summary (In thousands, except per share data)	Quarter ended March 31,		First Quarter 2005-2004	Fourth
	2005	2004	Percent Variance	Quarter 2004
Summary of Operations
Interest income	$633,280	$518,742	22.08%	$601,486
Interest expense	275,994	188,028	46.78	245,584
Net Interest income	357,286	330,714	8.03	355,902
Provision for loan losses	44,336	44,678	(0.77)	46,016
Net interest income after provision for loan losses	312,950	286,036	9.41	309,886
Other income	150,576	134,369	12.06	157,602
Gain on sale of investment securities	51,250	13,033		1,819
Trading account profit (loss)	3,763	(2,166)		589
Total non-interest income	205,589	145,236	41.56	160,010
Salaries and benefits	150,269	134,882	11.41	140,564
Profit sharing	5,647	5,682	(0.62)	5,678
Amortization of intangibles	2,242	1,802	24.42	2,258
Other operating expenses	158,676	137,372	15.51	153,241
Total operating expenses	316,834	279,738	13.26	301,741
Income before income tax and cumulative effect of accounting change	201,705	151,534	33.11	168,155
Income tax	42,433	33,030	28.47	39,931
Income before cumulative effect of accounting change	159,272	118,504	34.40	128,224
Cumulative effect of accounting change, net of tax	3,607
Net Income	$162,879	$118,504	37.45	$128,224
Net income applicable to common stock	$159,901	$115,526	38.41	$125,246
Basic EPS before cumulative effect of accounting change	$0.59	$0.43		$0.47
Diluted EPS before cumulative effect of accounting change	$0.58	$0.43		$0.47
Basic and diluted EPS after cumulative effect of accounting change	$0.60	$0.43		$0.47
Dividends declared per common share	$0.16	$0.14		$0.16
Average common shares outstanding	266,842,444	265,997,350		266,614,091
Average common shares outstanding – assuming dilution	267,443,143	266,282,304		267,167,510
Common shares outstanding at end of period	266,795,924	26,920,898		266,582,103
Selected Average Balances
Total assets	$45,438,817	$36,915,835	23.09	$43,189,951
Total loans *	29,325,771	22,979,153	27.62	27,885,516
Earning assets	42,546,909	34,832,318	22.15	40,585,573
Deposits	21,592,432	18,245,681	18.34	20,744,877
Interest-bearing liabilities	37,334,508	29,892,460	24.90	35,349,810
Stockholders’ equity	3,135,594	2,776,307	12.94	3,031,092
Selected Financial Data at Period-End
Total assets	$45,167,838	$38,101,986	18.54	$44,401,576
Total loans *	29,428,026	23,700,334	24.17	28,742,261
Earning assets	42,281,749	35,963,864	17.57	41,812,475
Deposits	21,728,677	18,602,940	16.80	20,593,160
Interest-bearing liabilities	37,068,019	30,635,848	21.00	36,302,094
Stockholders’ equity	3,065,000	2,949,756	3.91	3,104,621
Performance Ratios
Net interest yield **	3.36%	3.80%		3.51%
Return on assets	1.43	1.29		1.18
Return on common equity	21.62	17.95		17.52
Credit Quality Data
Non-performing assets	$639,588	$609,449	4.95	$613,734
Net loans charged-off	38,466	40,019	(3.88)	59,224
Allowance for loan losses	448,222	417,143	7.45	437,081
Non-performing assets to total assets	1.42%	1.60%		1.38%
Allowance for losses to loans	1.59	1.79		1.56

*  Includes loans held-for-sale
**Not on a taxable equivalent basis

Notes: Certain reclassifications have been made to prior periods to conform with this quarter.
           All common stock data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.